Exhibit 4.4

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made as of September 24, 2010, by Century Exploration New Orleans, Inc., a Delaware corporation (“CNO”), Century Exploration Houston, Inc., a Delaware corporation (“CEH”), Century Exploration Resources, Inc., a Delaware corporation (“Century Resources”), SITA Energy, LLC, a Delaware limited liability company (“Sita”), Windstar Energy, LLC, a Delaware limited liability company (“Windstar”, and collectively with CNO, CEH, Century Resources and Sita, the “Companies”), and RAAM Global Energy Company, a Delaware corporation (the “Issuer”, and collectively with the Companies and any other entity that becomes a Grantor hereunder, the “Grantors”), in favor of The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”), for the benefit of itself and the Holders (as defined below).

W T N E S S E T H:

WHEREAS, the Issuer, the other Grantors as guarantors, the Trustee and the Collateral Agent are parties to that certain Indenture, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuer has issued $150,000,000 of its 12.50% senior secured notes due 2015 (the “Initial Notes”) and may issue an unlimited amount of additional notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, Union Bank, N.A., as secured party (in such capacity, together with its successors and permitted assigns, the “First Lien Agent”), CNO, CEH and the other persons party thereto from time to time have entered into that certain Second Amended and Restated Security Agreement, dated as of September 4, 2009, as may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which CNO, CEH and the other persons party thereto from time to time have granted to the First Lien Agent, for the benefit of the First Lien Creditors (as defined below), a Lien on and security interest in the Collateral (as defined herein);

WHEREAS, the Collateral Agent, the First Lien Agent, the Issuer, CNO, CEH and the other persons party thereto from time to time have entered into that certain Intercreditor Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);

WHEREAS, each Grantor is either the Issuer or a direct or indirect subsidiary of the Issuer and as such will derive substantial direct and indirect benefits from the issuance of the Notes under the Indenture;

WHEREAS, it is a condition precedent to the agreement of the Trustee and the Collateral Agent to enter into the Indenture and the holders of the Notes (the “Holders”) to acquire the Notes that each Grantor grant to the Collateral Agent for the ratable benefit of the Second Lien Creditors (as defined herein) a security interest in the Collateral (as defined herein);

WHEREAS, each Grantor has agreed to grant to the Collateral Agent, for the ratable benefit of the Second Lien Creditors, a security interest in the Collateral;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions and References

Section 1.1. General Definitions. As used herein, the terms “Additional Notes”, “Agreement”, “CEH”, “Century Resources”, “CNO”, “Collateral Agent”, “Companies”, “First Lien Agent”, “Grantor”, “Holders”, “Indenture”, “Initial Notes”, “Intercreditor Agreement”, “Issuer”, “Notes”, “Sita”, “Trustee”, and “Windstar” shall have the meanings indicated above, and the following terms shall have the following meanings:

“Collateral” means all property, of whatever type, which is described in Section 2.1 as being at any time subject to a security interest granted hereunder to the Collateral Agent, for the ratable benefit of the Second Lien Creditors.

“Collateral Agreement” means this Agreement and any other document that grants a Lien in favor of any of the Second Lien Creditors to secure any of the Second Lien Obligations, in each case as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time.

“Commercial Tort Claims” means a claim arising in tort with respect to which any claimant is a Grantor.

“Deposit Accounts” means all “deposit accounts” (as defined in the UCC) or other demand, time, savings, passbook, or similar accounts maintained with a bank, including nonnegotiable certificates of deposit.

“Documents” means all “documents” (as defined in the UCC) or other receipts covering, evidencing or representing inventory, equipment, or other goods.

“Equipment” means all “equipment” (as defined in the UCC) in whatever form, wherever located, and whether now or hereafter existing, and all parts thereof, all accessions thereto, and all replacements therefor.

“First Lien Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of September 4, 2009, by and among CNO, CEH, the First Lien Agent and certain financial institutions party thereto from time to time (as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time in accordance with the terms of the Intercreditor Agreement).

“First Lien Creditors” means the First Lien Agent, the First Lien Lenders (as defined in the Intercreditor Agreement), any of their respective Affiliates (as defined in the First Lien

Credit Agreement) owed any Hedging Obligations (as defined in the Intercreditor Agreement) pursuant to any Hedging Contract (as defined in the Intercreditor Agreement) with CNO, CEH or any other Loan Party (as defined in the Intercreditor Agreement), and any other holders of First Lien Obligations, including replacement First Lien Lenders (as defined in the Intercreditor Agreement).

“First Lien Discharge Date” means the date on which (i) all First Lien Obligations have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Lien Documents), (ii) all commitments to extend credit under the First Lien Documents have been terminated, (iii) there are no outstanding letters of credit or similar instruments issued under the First Lien Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Lien Documents), and (iv) the First Lien Agent has delivered a written notice to the Collateral Agent stating that the events described in clauses (i), (ii) and (iii) have occurred to the satisfaction of the First Lien Creditors.

“First Lien Documents” means the First Lien Credit Agreement, the revolving credit notes from time to time issued thereunder, letters of credit and letter of credit applications with respect thereto, Hedging Contracts (as defined in the Intercreditor Agreement) between any First Lien Creditor and any Loan Party (as defined in the Intercreditor Agreement), the First Lien Security Documents (as defined in the Intercreditor Agreement), and all other agreements, certificates, documents, instruments and writings at any time delivered by CNO, CEH or any other Loan Party (as defined in the Intercreditor Agreement) in connection therewith.

“First Lien Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest (as defined in the Intercreditor Agreement) and premium (if any) on all loans made pursuant to the First Lien Credit Agreement and any other indebtedness incurred pursuant to a Credit Facility (as defined in the Indenture) to the extent that such Indebtedness is secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest (as defined in the Intercreditor Agreement)) with respect to any letter of credit or similar instruments issued pursuant to the First Lien Credit Agreement, (iii) all Hedging Obligations (as defined in the Intercreditor Agreement) of any Loan Party (as defined in the Intercreditor Agreement), and (iv) all fees, expenses and other amounts payable from time to time pursuant to the First Lien Documents, in each of the foregoing cases whether or not allowed or allowable against any Loan Party (as defined in the Intercreditor Agreement) or their estates in an Insolvency Proceeding (as defined in the Intercreditor Agreement). To the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any Loan Party (as defined in the Intercreditor Agreement), as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Lien Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of the Intercreditor Agreement and the rights and obligations of the First Lien Creditors and the Second Lien Creditors, be deemed to be reinstated and outstanding as if such payment had not occurred.

“General Intangibles” means all “general intangibles” (as defined in the UCC) of any kind (including choses in action, Commercial Tort Claims, Software, Payment Intangibles, tax

refunds, insurance proceeds, and contract rights), and all instruments, security agreements, leases, contracts, and other rights (except those constituting Receivables, Documents, or Instruments) to receive payments of money or the ownership or possession of property, including all general intangibles under which an account debtor’s principal obligation is a monetary obligation.

“Instruments” means all “instruments”, “chattel paper” or “letters of credit” (as each is defined in the UCC) and all Letter-of-Credit Rights.

“Inventory” means all “inventory” (as defined in the UCC) in all of its forms, wherever located and whether now or hereafter existing, including (a) all movable property and other goods held for sale or lease, all movable property and other goods furnished or to be furnished under contracts of service, all raw materials and work in process, and all materials and supplies used or consumed in a business, (b) all movable property and other goods which are part of a product or mass, (c) all movable property and other goods which are returned to or repossessed by the seller, lessor, or supplier thereof, (d) all goods and substances in which any of the foregoing is commingled or to which any of the foregoing is added, and (e) all accessions to, products of, and documents for any of the foregoing.

“Investment Property” means all “investment property” (as defined in the UCC) and all other securities, whether certificated or uncertificated, securities entitlements, securities accounts, commodity contracts, or commodity accounts.

“Letter-of-Credit Rights” means all rights to payment or performance under a “letter of credit” (as defined in the UCC) whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Other Liable Party” means any Person, other than a Grantor, who may now or may at any time hereafter be primarily or secondarily liable for any of the Second Lien Obligations or who may now or may at any time hereafter have granted to a Second Lien Creditor a Lien upon any property as security for the Second Lien Obligations.

“Payment Intangibles” means all “payment intangibles” (as defined in the UCC).

“Proceeds” means, with respect to any property of any kind, all proceeds of, and all other profits, products, rentals or receipts, in whatever form, arising from any sale, exchange, collection, lease, licensing or other disposition of, distribution in respect of, or other realization upon, such property, including all claims against third parties for loss of, damage to or destruction of, or for proceeds payable under (or unearned premiums with respect to) insurance in respect of, such property (regardless of whether the Collateral Agent is named a loss payee thereunder), and any payments paid or owing by any third party under any indemnity, warranty, or guaranty with respect to such property, and any condemnation or requisition payments with respect to such property, in each case whether now existing or hereafter arising.

“Purchase Agreement” means that certain Purchase Agreement, dated as of September 24, 2010, by and among the Issuer, Global Hunter Securities, LLC and Knight Libertas LLC, as Initial Purchasers, and the Guarantors signatory thereto, relating to the issuance of $150,000,000 aggregate principal amount of the Issuer’s Senior Secured Notes due 2015.

“Receivables” means (a) all “accounts” (as defined in the UCC) and all other rights to payment for goods or other personal property which have been (or are to be) sold, leased, or exchanged or for services which have been (or are to be) rendered, regardless of whether such accounts or other rights to payment have been earned by performance and regardless of whether such accounts or other rights to payment are evidenced by or characterized as accounts receivable, contract rights, book debts, notes, drafts or other obligations of indebtedness, (b) all Documents and Instruments of any kind relating to such accounts or other rights to payment or otherwise arising out of or in connection with the sale, lease or exchange of goods or other personal property or the rendering of services, (c) all rights in, to, or under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, rights to payment, Documents, or Instruments, (d) all rights in, to and under any purchase orders, service contracts, or other contracts out of which such accounts and other rights to payment arose (or will arise on performance), and (e) all rights in or pertaining to any goods arising out of or in connection with any such purchase orders, service contracts, or other contracts, including rights in returned or repossessed goods and rights of replevin, repossession, and reclamation.

“Related Person” means each Grantor, each Subsidiary of a Grantor and each Other Liable Party.

“Second Lien Creditors” means the Collateral Agent, the Trustee, the Holders and each other Person to whom any Second Lien Obligation is owed.

“Second Lien Documents” means the Indenture, the Notes, the Purchase Agreement, the Registration Rights Agreement, this Agreement and each other Collateral Agreement, and all other documents and instruments at any time delivered by the Issuer or any other Loan Party or Grantor under, by reason of which, or pursuant to which any or all of the Second Lien Obligations are evidenced, governed, secured, or otherwise dealt with, and all other agreements, certificates and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith, in each case, as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time.

“Second Lien Obligations” has the meaning given such term in Section 2.2.

“Software” means all “software” (as defined in the UCC), including all computer programs, any supporting information provided in connection with a transaction relating to a computer program, all licenses or other rights to use any of such computer programs, and all license fees and royalties arising from such use to the extent permitted by such license or rights.

“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time.

Section 1.2. Other Definitions. Reference is hereby made to the Indenture for a statement of the terms thereof. All capitalized terms used in this Agreement which are defined in the Indenture and not otherwise defined herein shall have the same meanings herein as set forth therein. All terms used in this Agreement which are defined in the UCC and not otherwise defined herein or in the Indenture shall have the same meanings herein as set forth therein, except where the context otherwise requires. The parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date hereof, then such term, as used herein, shall be given such broadened meaning. If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date hereof, such amendment or holding shall be disregarded in defining terms used herein.

Section 1.3. Attachments. All exhibits or schedules which may be attached to this Agreement are a part hereof for all purposes.

Section 1.4. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document (including, but not limited to, references in Section 2.1) also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document, provided, that nothing contained in this Section shall be construed to authorize any Person to (i) execute or enter into any such renewal, extension, amendment, modification, supplement or restatement or (ii) amend in any manner the First Lien Documents or the Second Lien Documents, as the case may be, other than in accordance with the terms of the Intercreditor Agreement.

Section 1.5. References and Titles. All references in this Agreement to Exhibits, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words “this Agreement”, “herein”, “hereof, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs. The word “or” is not exclusive, and the word “including” (in all of its forms) means “including without limitation”. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.

ARTICLE II

Security Interest

Section 2.1. Grant of Security Interest. As collateral security for all of the Second Lien Obligations, each Grantor hereby pledges and assigns to the Collateral Agent, for the ratable benefit of the Second Lien Creditors, and grants to the Collateral Agent, for the ratable benefit of the Second Lien Creditors, a continuing security interest in and to all right, title and interest of such Grantor in and to any and all of the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(a)	all Receivables.

(b)	all General Intangibles.

(c)	all Documents.

(d)	all Instruments.

(e)	all Inventory.

(f)	all Equipment.

(g)	all Deposit Accounts.

(h)	all Investment Property.

(i)	All books and records (including, without limitation, customer lists, marketing information, credit files, price lists, operating records, vendor and supplier price lists, sales literature, computer software, computer hardware, computer disks and tapes and other storage media, printouts and other materials and records) of such Grantor pertaining to any of the Collateral.

(j)	All moneys and property of any kind of such Grantor in the possession or under the control of any Second Lien Creditor.

(k)	All Proceeds of any and all of the foregoing Collateral.

In each case, the foregoing shall be covered by this Agreement, whether such Grantor’s ownership or other rights therein are presently held or hereafter acquired and howsoever such Grantor’s interests therein may arise or appear (whether by ownership, security interest, claim or otherwise). Notwithstanding the foregoing, the Collateral shall not include the Excluded Collateral.

Section 2.2. Second Lien Obligations Secured. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred or arising (collectively, the “Second Lien Obligations”):

(a) Indebtedness Under the Second Lien Documents. The payment by each Grantor, as and when due and payable, of all amounts from time to time owing by such Grantor under or in respect of the Indenture, the Notes, or any of the other Second Lien Documents;

(b) Renewals. All renewals, extensions, amendments, modifications, supplements, or restatements of or substitutions for any of the foregoing; and

(c) Performance. The due performance and observance by each Grantor of all of its other obligations from time to time existing under or in respect of any of the Second Lien Documents.

As used herein, the term “Second Lien Obligations” refers to all present and future indebtedness, obligations and liabilities of whatever type which are described above in this section, including any interest which accrues after the commencement of any case, proceeding, or other action relating to the bankruptcy, insolvency, or reorganization of any Grantor. Each Grantor hereby acknowledges that the Second Lien Obligations are owed to the various Second Lien Creditors and that each Second Lien Creditor is entitled to the benefits of the Liens given under this Agreement.

ARTICLE III

Representations, Warranties and Covenants

Section 3.1. Representations and Warranties. Each of the representations and warranties in the Second Lien Documents made by or on behalf of any Grantor is true and correct. In addition, each Grantor hereby represents and warrants to the Second Lien Creditors as follows:

(a) Name, Place of Business and Formation. Each Grantor is a corporation or limited liability company, as applicable, organized under the laws of the State of Delaware, which is such Grantor’s location pursuant to the UCC. No Grantor has changed its jurisdiction of organization at any time during the four months prior to the date hereof. No Grantor has conducted business under any name except the name in which it has executed this Agreement, which is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. No Grantor is the successor to any other Person as a result of merger or consolidation, change in form, nature, or jurisdiction of organization, or has otherwise succeeded to the obligations of any other Person that remain subject to a Lien, in each case at any time during the five years prior to the date hereof.

(b) Ownership Free of Liens. Each Grantor has good and marketable title to the Collateral, free and clear of all Liens, encumbrances or adverse claims except for the security interest created by this Agreement, Liens in favor of the First Lien Creditors and any other Permitted Liens. No effective financing statement or other registration or instrument similar in effect covering all or any part of the Collateral is on file in any recording office except any which have been filed in favor of the Collateral Agent relating to the Second Lien Documents, the First Lien Agent relating to the First Lien Documents, and any which have been filed to perfect or protect any other Permitted Lien. None of the Collateral is in the possession of any Person other than a Grantor, the First Lien Agent, or, subject to the terms of the Intercreditor Agreement, the Collateral Agent, except for Collateral being transported in the ordinary course of business.

(c) No Conflicts or Consents. Neither the ownership or the intended use of the Collateral by any Grantor, nor the grant of the security interest by such Grantor to the Collateral Agent herein, nor the exercise by the Collateral Agent of its rights or remedies hereunder, subject to the terms of the Intercreditor Agreement, will (i) conflict with any provision of (a) any domestic or foreign law, statute, rule or regulation, (b) the articles or certificate of incorporation, charter or bylaws of such Grantor, or (c) any agreement, judgment, license, order or permit applicable to or binding upon such Grantor, or (ii) result in or require the creation of any Lien, charge or encumbrance upon any assets or properties of such Grantor or of any Related Person (other than pursuant to the Second Lien Documents). Except as expressly contemplated in the Second Lien Documents, no consent, approval, authorization or order of, and no notice to or filing with any court, governmental authority or third party is required in connection with the grant by such Grantor of the security interest herein, or the exercise by the Collateral Agent of its rights and remedies hereunder, subject to the terms of the Intercreditor Agreement.

(d) Security Interest. Each Grantor has and will have at all times full right, power and authority to grant a security interest in the Collateral to the Collateral Agent as provided herein, free and clear of any Lien, adverse claim, or encumbrance, other than Liens in favor of the First Lien Creditors. This Agreement creates a valid and binding security interest in favor of the Collateral Agent in the Collateral, which security interest secures all of the Second Lien Obligations.

(e) Perfection. The taking possession by the Collateral Agent of all money constituting Collateral from time to time will perfect, and establish the second priority of, the Collateral Agent’s security interest hereunder in such Collateral. The Collateral Agent’s control of all Investment Property, Deposit Accounts, and Letter-of-Credit Rights constituting Collateral from time to time will perfect, and establish the second priority of, the Collateral Agent’s security interest hereunder in such Collateral. The filing of a financing statement with the secretary of state (or equivalent governmental official) of the state in which such Grantor is organized will perfect, and establish the second priority (subject only to Liens in favor of the First Lien Creditors and other Permitted Liens) of, the Collateral Agent’s security interest hereunder in all other Collateral. No further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect such security interest except (i) for continuation statements described in UCC §9.515(d), (ii) for filings required to be filed in the event of a change in the name, identity, or corporate structure of any Grantor, or (iii) in the event any financing statement relating hereto otherwise becomes inaccurate or incomplete. Subject to Section 5.14 of this Agreement and the provisions of the Intercreditor Agreement with respect to any Collateral which is perfected by control (as such term is used in the UCC, and as effectuated by possession, delivery or otherwise as provided in the UCC), all actions by each Grantor necessary to protect and perfect the Liens granted hereunder on the Collateral have either (i) been duly taken, (ii) with respect to Deposit Accounts, will be completed in accordance with Section 4.19 of the Indenture by the execution of customary control agreements among the applicable Grantors, the applicable depository institutions, the First Lien Agent and the Collateral Agent, or (iii) with respect to any equity interest of any Grantor, will be taken at the time any such equity interest becomes a certificated security by delivery of the relevant security certificate, together with any applicable endorsement, to the First Lien Agent, or following the First Lien Discharge Date, to the Collateral Agent. Subject to the Intercreditor Agreement, following the First Lien Discharge Date, each Grantor shall deliver or cause to be delivered to the Collateral Agent any Collateral which is perfected by control (as such term is used in the UCC, and as effectuated by possession, delivery or otherwise as provided in the UCC).

Section 3.2. General Covenants Applicable to Collateral. Unless a consent in writing is obtained from the Holders in accordance with the Indenture, each Grantor will at all times comply with the covenants contained in the Indenture which are applicable to such Grantor for so long as any part of the Second Lien Obligations are outstanding. In addition, each Grantor will at all times comply with the covenants contained in this Section 3.2.

(a) Change of Name, Location, or Structure; Additional Filings. Each Grantor recognizes that financing statements pertaining to the Collateral have been or may be filed with the secretary of state (or equivalent governmental official) of the state in which such Grantor is organized. Without limitation of any other covenant herein, no Grantor will cause or permit any change to be made in its name, identity or corporate structure, or any change to be made to its jurisdiction of organization, unless such Grantor shall have first (1) notified the Collateral Agent of such change at least forty-five (45) days prior to the effective date of such change, (2) taken all action as is necessary to confirm and protect (or as may be requested by the Collateral Agent to confirm and protect) the Collateral Agent’s security interests and rights under this Agreement and the perfection and priority thereof, and (3) if requested by the Collateral Agent, provide to the Collateral Agent a legal opinion to its satisfaction confirming that such change will not adversely affect in any way the Collateral Agent’s security interests and rights under this Agreement or the perfection or priority thereof. In any notice furnished pursuant to this subsection, the applicable Grantor will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Collateral Agent’s security interest in the Collateral.

(b) Further Assurances. Each Grantor will, at its expense as from time to time requested by the Collateral Agent, promptly execute and deliver all further instruments, agreements, filings and registrations, and take all further action, in order: (i) to confirm and validate this Agreement and the Collateral Agent’s rights and remedies hereunder, (ii) to correct any errors or omissions in the descriptions herein of the Second Lien Obligations or the Collateral or in any other provisions hereof, (iii) to perfect, register and protect the security interests and rights created or purported to be created hereby or to maintain or upgrade in rank the priority of such security interests and rights (in each case, subject to the terms of the Intercreditor Agreement), (iv) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral (subject to the terms of the Intercreditor Agreement), or (v) to otherwise give the Collateral Agent the full benefits of the rights and remedies described in or granted under this Agreement (subject to the terms of the Intercreditor Agreement). As part of the foregoing, each Grantor will, whenever requested by the Collateral Agent (subject to the terms of the Intercreditor Agreement) (1) execute and file any financing statements, continuation statements, and other filings or registrations relating to the Collateral Agent’s security interests and rights hereunder, and any amendments thereto, and (2) mark its books and records relating to any Collateral to reflect that such Collateral is subject to this Agreement and the security interests hereunder. To the extent requested by the Collateral Agent from time to time and subject to the terms of the Intercreditor Agreement, each Grantor will obtain from any material account debtor or other obligor on the Collateral the acknowledgment of such account debtor or obligor that such Collateral is subject to this Agreement.

(c) Inspection of Collateral. Each Grantor will keep adequate records concerning the Collateral and will permit the Collateral Agent and all representatives appointed by the Collateral Agent, including independent accountants, agents, attorneys, appraisers and any other persons, to inspect any of the Collateral and the books and records of or relating to the Collateral at any time during normal business hours, and to make photocopies and photographs thereof, and to write down and record any information which such representatives obtain.

(d) Information. Upon request from time to time by the Collateral Agent, each Grantor will furnish to the Collateral Agent (i) any information concerning any covenant, provision or representation contained herein or any other matter in connection with the Collateral or such Grantor’s business, properties, or financial condition, and (ii) statements and schedules identifying and describing the Collateral and other reports and information requested in connection with the Collateral, all in reasonable detail.

(e) Ownership, Liens, Possession and Transfers. Each Grantor will maintain good and marketable title to all Collateral (other than Collateral permitted to be sold or otherwise disposed of in accordance with Section 4.10 of the Indenture), free and clear of all Liens, encumbrances or adverse claims except for the security interest created by this Agreement, Liens in favor of the First Lien Creditors and any other Permitted Liens, and no Grantor will grant or allow any such Liens, encumbrances or adverse claims to exist. No Grantor will grant or allow to remain in effect, and each Grantor will cause to be terminated, any financing statement or other registration or instrument similar in effect covering all or any part of the Collateral, except any which have been filed in favor of the Collateral Agent relating to this Agreement, any which have been filed in favor of the First Lien Creditors relating to the First Lien Documents, and any which have been filed to perfect or protect any other Permitted Lien. Each Grantor will defend the Collateral Agent’s right, title and special property and security interest in and to the Collateral against the claims of any Person. Each Grantor (i) will insure that all of the Collateral —whether goods, Documents, Instruments, or otherwise — is and remains in the possession of such Grantor, the First Lien Agent, or, subject to the terms of the Intercreditor Agreement, following the First Lien Discharge Date, the Collateral Agent (or a bailee selected by the First Lien Agent or the Collateral Agent, as applicable, who is holding such Collateral for the benefit of the First Lien Agent or the Collateral Agent, as applicable), except for goods being transported in the ordinary course of business, and (ii) will not sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral other than in accordance with Section 4.10 of the Indenture.

(f) Impairment of Security Interest. No Grantor will take or fail to take any action which would in any manner impair the value or enforceability of the Collateral Agent’s security interest in any Collateral.

(g) Insurance.

(i) Each Grantor will, at its own expense, maintain insurance with respect to all Collateral which constitutes goods in such amounts, against such risks, in such form and with such insurers, as is customary for the Collateral. Subject to the terms of the Intercreditor Agreement, each policy for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent (for the benefit of Second Lien Creditor) and such Grantor as their respective interests may appear, and each policy for property damage insurance shall provide for all losses to be paid directly to the Collateral Agent (for the benefit of the Second Lien Creditors). Subject to the terms of the Intercreditor Agreement, each such policy shall in addition (A) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (B) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (C) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (D) provide that at least thirty (30) days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Each Grantor will also, at the request of the Collateral Agent, subject to the terms of the Intercreditor Agreement, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.

(ii) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 3.2(g) may be paid directly to the Person who has incurred the liability covered by such insurance. With respect to any loss involving damage to Collateral which constitutes goods as to which subsection (iii) of this Section 3.2(g) is not applicable, such Grantor will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by such Grantor pursuant to this Section 3.2(g) shall be paid to such Grantor by the Collateral Agent as reimbursement for the costs of such repairs or replacements as such repairs or replacements are made or acquired.

(h) Hazardous Materials. In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent shall not be liable to any Grantor, or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any Person (including the Collateral Agent) other than a Grantor, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding shall direct the Collateral Agent to appoint an appropriately qualified Person (excluding the Collateral Agent) who they shall designate to possess, own, operate or manage, as the case may be, the Collateral.

ARTICLE IV

Remedies, Powers and Authorizations

Section 4.1. Normal Provisions Concerning the Collateral.

(a) Authorization to File Financing Statements. Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file, without the signature of such Grantor, in any jurisdiction any amendments to existing financing statements and any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as “all assets of such Grantor and all proceeds thereof, and all rights and privileges with respect thereto” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, but expressly excluding the Excluded Collateral, or (ii) as being of an equal or lesser scope or with greater detail; (b) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor; and (c) are necessary to properly effectuate the transactions described in the Second Lien Documents, as determined by Collateral Agent in its discretion. Each Grantor agrees to furnish any such information to the Collateral Agent promptly upon request. Each Grantor further agrees that a carbon, photographic or other reproduction of this Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed in any jurisdiction by the Collateral Agent. In no event shall the foregoing authorization be deemed to be an obligation.

(b) Power of Attorney. Each Grantor shall appoint the Collateral Agent as such Grantor’s attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement including, in each case upon the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, any action or instrument: (i) to obtain and adjust any insurance required to be paid to the Collateral Agent pursuant hereto; (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iii) to receive, indorse and collect any drafts or other Instruments or Documents; (iv) to enforce any obligations included among the Collateral; and (v) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of any Grantor or the Collateral Agent with respect to any of the Collateral. Each Grantor hereby acknowledges that such power of attorney and proxy shall be coupled with an interest, shall be irrevocable, and shall be used by the Collateral Agent for the sole benefit of the Second Lien Creditors.

(c) Performance by Collateral Agent. If any Grantor fails to perform any agreement or obligation contained herein, subject to the terms of the Intercreditor Agreement, the Collateral Agent may itself perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 4.5.

(d) Bailees. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any agents or processors of any Grantor, such Grantor shall, upon the request of the Collateral Agent, subject to the terms of the Intercreditor Agreement, notify such warehouseman, bailee, agent or processor of the Collateral Agent’s rights hereunder and instruct such Person to hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions. No such request by the Collateral Agent shall be deemed a waiver of any provision hereof which was otherwise violated by such Collateral being held by such Person prior to such instructions by such Grantor.

(e) Collection. Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of a Default or an Event of Default, to notify (or to require any Grantor to notify) any and all obligors under any Receivables, General Intangibles, Instruments, or other rights to payment included among the Collateral of the assignment thereof to the Collateral Agent under this Agreement and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor and to the extent permitted by law, to enforce collection of any such Receivables, General Intangibles, Instruments, or other rights to payment and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor could have done. After any Grantor receives notice that the Collateral Agent, subject to the terms of the Intercreditor Agreement, has given (and after the Collateral Agent has required such Grantor to give) any notice referred to above in this subsection:

(i) all amounts and proceeds (including instruments and writings) received by any Grantor in respect of such Receivables, General Intangibles, Instruments, or other rights to payment shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be either (A) held as cash collateral and released to such Grantor upon the remedy of all Defaults and Events of Default, or (B) while any Event of Default is continuing, applied as specified in Section 4.3, and

(ii) such Grantor will not adjust, settle or compromise the amount or payment of any such Receivable, General Intangible, Instrument, or other right to payment or release wholly or partly any account debtor or obligor thereof or allow any credit or discount thereon.

Section 4.2. Event of Default Remedies. If an Event of Default shall have occurred and be continuing, the Collateral Agent may from time to time in its discretion, without limitation and without notice except as expressly provided below, and in each case subject to the terms of the Intercreditor Agreement:

(a) exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein, under the other Second Lien Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral);

(b) require any Grantor to, and such Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it (together with all books, records and information of such Grantor relating thereto) available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties;

(c) prior to the disposition of any Collateral, (i) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premises where any of the Collateral is or may be located, and without charge or liability to the Collateral Agent seize and remove such Collateral from such premises, (ii) have access to and use such Grantor’s books, records, and information relating to the Collateral, and (iii) store or transfer any of the Collateral without charge in or by means of any storage or transportation facility owned or leased by such Grantor, process, repair or recondition any of the Collateral or otherwise prepare it for disposition in any manner and to the extent the Collateral Agent deems appropriate and, in connection with such preparation and disposition, use without charge any copyright, trademark, trade name, patent or technical process used by such Grantor;

(d) reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure;

(e) dispose of, at its office, on the premises of such Grantor or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust the Collateral Agent’s power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Second Lien

Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;

(f) buy (or allow any Second Lien Creditors to buy) the Collateral, or any part thereof, at any public sale;

(g) buy (or allow any Second Lien Creditors to buy) the Collateral, or any part thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations; and

(h) apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and such Grantor hereby consents to any such appointment.

Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

Section 4.3. Application of Proceeds. If any Event of Default shall have occurred and be continuing, and subject to the terms of the Intercreditor Agreement, the Collateral Agent may in its discretion apply any cash held by the Collateral Agent as Collateral, and any cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, to any or all of the following in such order as the Collateral Agent may (subject to the rights of the Second Lien Creditors under the Second Lien Documents) elect:

(a) To the repayment of the reasonable costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Collateral Agent in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder, or (iv) the failure of any Grantor to perform or observe any of the provisions hereof;

(b) To the payment or other satisfaction of any Liens, encumbrances, or adverse claims upon or against any of the Collateral;

(c) To the reimbursement of the Collateral Agent for the amount of any obligations of any Grantor or any Other Liable Party paid or discharged by the Collateral Agent pursuant to the provisions of this Agreement or the other Second Lien Documents, and of any expenses of the Collateral Agent payable by any Grantor hereunder or under the other Second Lien Documents;

(d) To the satisfaction of any other Second Lien Obligations;

(e) By holding the same as Collateral;

(f) To the payment of any other amounts required by applicable law (including any provision of the UCC); and

(g) By delivery to any Grantor or to whoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

Section 4.4. Deficiency. In the event that the proceeds of any sale, collection or realization of or upon Collateral by the Collateral Agent (which such sale, collection or realization of or upon Collateral shall in each case be subject to the terms of the Intercreditor Agreement) are insufficient to pay all Second Lien Obligations and any other amounts to which the Collateral Agent is legally entitled, each Grantor shall be liable for the deficiency, together with interest thereon as provided in the governing Second Lien Documents or (if no interest is so provided) at such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees of any attorneys employed by the Collateral Agent or the Second Lien Creditors to collect such deficiency.

Section 4.5. Indemnity and Expenses. In addition to, but not in qualification or limitation of, any similar obligations under any other Second Lien Document:

(a) Each Grantor will indemnify the Collateral Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement), WHETHER OR NOT SUCH CLAIMS, LOSSES AND LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT CAUSED BY OR ARISING OUT OF SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY, except to the extent such claims, losses or liabilities are proximately caused by such indemnified party’s individual gross negligence or willful misconduct.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all costs and expenses, including the fees and disbursements of the Collateral Agent’s counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the transactions which give rise to this Agreement, (ii) the preparation of this Agreement and the perfection and preservation of this security interest created under this Agreement, (iii) the administration of this Agreement; (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral; (v) the exercise or enforcement of any of the rights of the Collateral Agent hereunder; or (vi) the failure by any Grantor to perform or observe any of the provisions hereof, except expenses resulting from the Collateral Agent’s individual gross negligence or willful misconduct.

(c) In addition to the foregoing rights, in acting hereunder the Collateral Agent shall have all of the rights, protections and immunities granted to the Collateral Agent under the Indenture, all of which are incorporated by reference herein.

Section 4.6. Non-Judicial Remedies. In granting to the Collateral Agent, subject to the terms of the Intercreditor Agreement, the power to enforce its rights hereunder without prior judicial process or judicial hearing, each Grantor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require the Collateral Agent to enforce its rights by judicial process. In so providing for non-judicial remedies, each Grantor recognizes and concedes that such remedies are consistent with the usage of trade, are responsive to commercial necessity, and are the result of a bargain at arm’s length. Nothing herein is intended, however, to prevent the Collateral Agent from resorting to judicial process at its option.

Section 4.7. Other Recourse. Each Grantor waives any right to require the Collateral Agent or any Second Lien Creditor to proceed against any other Person, to exhaust any Collateral or other security for the Second Lien Obligations, to have any Other Liable Party joined with any Grantor in any suit arising out of the Second Lien Obligations or this Agreement, or to pursue any other remedy in the Collateral Agent’s power. Each Grantor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Second Lien Obligations of any Other Liable Party from time to time. Each Grantor further waives any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party. This Agreement shall continue irrespective of the fact that the liability of any Other Liable Party may have ceased and irrespective of the validity or enforceability of any other Second Lien Document to which any Grantor or any Other Liable Party may be a party, and notwithstanding any death, incapacity, reorganization, or bankruptcy of any Grantor or any Other Liable Party or any other event or proceeding affecting any Grantor or any Other Liable Party. Until all of the Second Lien Obligations shall have been paid in full, each Grantor shall have no right to subrogation and each Grantor waives the right to enforce any remedy which the Collateral Agent or any Second Lien Creditor has or may hereafter have against any Other Liable Party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by the Collateral Agent. Each Grantor authorizes the Collateral Agent and each Second Lien Creditor, without notice or demand, without any reservation of rights against any Grantor, and without in any way affecting such Grantor’s liability hereunder or on the Second Lien Obligations, from time to time, and in each case subject to the terms of the Intercreditor Agreement, to (a) take or hold any other property of any type from any other Person as security for the Second Lien Obligations, and exchange, enforce, waive and release any or all of such other property, (b) apply the Collateral or such other property and direct the order or manner of sale thereof as the Collateral Agent may in its discretion determine, (c) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Second Lien Obligations or other security for the Second Lien Obligations, (d) waive, enforce, modify, amend or supplement any of the provisions of any Second Lien Document with any Person other than such Grantor, and (e) release or substitute any Other Liable Party.

Section 4.8. Limitation on Duty of Collateral Agent in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the

Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(b) The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the applicable Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 4.9. Appointment of Other Agents.

(a) At any time or times, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may appoint any bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Second Lien Creditors, with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment. In so doing Collateral Agent may, in the name and on behalf of any Grantor, give to such co-agent or separate agent indemnities and other protections similar to those provided in Section 4.5.

(b) The Collateral Agent may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

Section 4.10. Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 4.11. Consequential Damages. In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral

Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

ARTICLE V

Miscellaneous

Section 5.1. Notices. Any notice or communication required or permitted hereunder shall be given as provided in the Indenture.

Section 5.2. Amendments. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Grantors and the Collateral Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing. In addition, all such amendments and waivers shall be effective only if given with the necessary approvals of the Second Lien Creditors as required in the Indenture.

Section 5.3. Preservation of Rights. No failure on the part of the Collateral Agent or any Second Lien Creditor to exercise, and no delay in exercising, any right hereunder or under any other Second Lien Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Second Lien Obligations. The rights and remedies of the Collateral Agent provided herein and in the other Second Lien Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or otherwise. The rights of the Collateral Agent under any Second Lien Document against any party thereto are not conditional or contingent on any attempt by the Collateral Agent to exercise any of its rights under any other Second Lien Document against such party or against any other Person.

Section 5.4. Unenforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.5. Survival of Agreements. All representations and warranties of each Grantor herein, and all covenants and agreements herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Second Lien Documents and the creation of the Second Lien Obligations.

Section 5.6. Other Liable Parties. Neither this Agreement nor the exercise by the Collateral Agent or the failure of the Collateral Agent to exercise any right, power or remedy conferred herein or by law shall be construed as relieving any Other Liable Party from liability on the Second Lien Obligations or any deficiency thereon.

Section 5.7. Binding Effect and Assignment. This Agreement creates a continuing security interest in the Collateral and (a) shall be binding on each Grantor and its respective successors and permitted assigns and (b) shall inure, together with all rights and remedies of the Collateral Agent hereunder, to the benefit of Collateral Agent and the other Second Lien Creditors and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, the Collateral Agent and any Second Lien Creditor may (except as otherwise provided in the Indenture) pledge, assign or otherwise transfer any or all of their respective rights under any or all of the Second Lien Documents to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted herein or otherwise. None of the rights or duties of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent.

Section 5.8. Termination. Upon the satisfaction in full of the Second Lien Obligations, then upon written request for the termination hereof delivered by the Grantors to the Collateral Agent this Agreement and the security interest created hereby shall terminate and all rights to the Collateral shall revert to the Grantors. The Collateral Agent will thereafter, upon any Grantor’s request and at such Grantor’s expense, (a) return to such Grantor such of the Collateral in the Collateral Agent’s possession as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (b) execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 5.9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW, EXCEPT TO THE EXTENT THAT THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 5.10. Waiver Of Jury Trial. EACH OF THE GRANTORS AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11. Final Agreement. THIS WRITTEN AGREEMENT AND THE OTHER SECOND LIEN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

Section 5.12. Counterparts; Fax. This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 5.13. “Indenture Document”. This Agreement is an “Indenture Document”, as defined in the Indenture, and, except as expressly provided herein to the contrary, this Agreement is subject to all provisions of the Indenture governing such Indenture Documents.

Section 5.14. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. If there is a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will control. The Lien created or evidenced hereby on the property described herein is junior, subordinate and inferior to any and all liens on such property created or evidenced by any mortgage, deed of trust, security agreement, financing statement or similar instrument now or hereafter granted to the First Lien Agent and its successors and assigns, or any other First Lien Creditor in such property, in accordance with such Intercreditor Agreement. Further, notwithstanding anything herein to the contrary, prior to the First Lien Discharge Date, the requirement of this Agreement to endorse, assign, deliver or grant control over Collateral to the Collateral Agent shall be deemed satisfied by endorsement, assignment, delivery or granting of control of such Collateral to the First Lien Agent (who shall possess or control such Collateral for the benefit of the Collateral Agent pursuant to the Intercreditor Agreement).

IN WITNESS WHEREOF, each Grantor has executed and delivered this Agreement as of the date first above written.

RAAM GLOBAL ENERGY COMPANY

By:	/s/ Howard Settle
Name: Howard Settle
Title: President

CENTURY EXPLORATION NEW ORLEANS, INC. CENTURY EXPLORATION HOUSTON, INC. CENTURY EXPLORATION RESOURCES, INC. SITA ENERGY, LLC WINDSTAR ENERGY, LLC

By:	/s/ Howard Settle
Name: Howard Settle
Title: President

Accepted and Agreed to:

THE BANK OF NEW YORK MELLON TRUST COMPANY, NLA., as Trustee and Collateral Agent

By:	/s/ Linda Garcia
Name: LINDA GARCIA
Tltle: Vice President